Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Amy Martini
Corporate Affairs
(914) 789-2816
amartini@progenics.com

PROGENICS ACQUIRES MOLECULAR INSIGHT PHARMACEUTICALS TO
EXPAND ONCOLOGY-FOCUSED PIPELINE
— Gains Therapeutic and Diagnostic Compounds That Deepen Strategic Focus on PSMA Target —
— Adds Late-Stage Ultra-orphan Oncology Candidate —

TARRYTOWN, N.Y., Jan. 22, 2013 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced that it has acquired Molecular Insight Pharmaceuticals, Inc., a clinical-stage private biotechnology company with a small molecule chemistry pipeline aimed at enhancing cancer treatment.

"This is a pivotal moment for Progenics as we advance our plan to become a preeminent oncology company," said Mark R. Baker, chief executive officer of Progenics. "Molecular Insight's innovative small molecule compounds are an excellent complement to our internally developed oncology programs. This acquisition broadens our oncology pipeline, adding late-stage opportunities and targeting additional types of cancer while deepening our strategic focus on the PSMA antigen, which shows great promise as an oncology target."

Nelson K. Stacks, Molecular Insight's chief executive officer, "We are pleased to have made this agreement with Progenics. This puts our innovative compounds in the hands of an experienced commercial drug developer."

"We are gratified that Progenics will further develop our compounds to address unmet medical needs in important patient populations," said John W. Babich, Ph.D., Molecular Insight's president and chief scientific officer. "It is rewarding for Molecular Insight's team to see their important work have the potential to directly benefit patients suffering from cancer."

Progenics Acquires Molecular Insight Pharmaceuticals to Expand Oncology-Focused Pipeline

Under the terms of the all-stock transaction, Progenics exchanged 4,566,210 shares of its common stock (8.9% of the total outstanding post-transaction shares) for all of the outstanding shares of Molecular Insight, which will become a wholly-owned subsidiary of Progenics. Molecular Insight has no debt. Progenics may make additional milestone payments to the former owners of Molecular Insight based on future commercial sales of the company's compounds. No royalties are due to the former owners of Molecular Insight.

Key elements of Molecular Insight's pipeline of targeted radiotherapy and molecular imaging compounds are:
Azedra™ radiotherapy for pheochromocytoma and potential additional indications
•	Compelling data in a phase 2 registrational trial for pheochromocytoma, an ultra-orphan adrenal tumor indication
•	Is in development under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint
•	Potential for use in neuroblastoma and other neuroendicrine diseases
Trofex™ imaging agent with potential to alter clinical practice in treating prostate cancer
•	Phase 2 study ongoing in metastatic prostate cancer
•	Highly sensitive and selective radioisotope small molecule targeting PSMA uses technetium-99m for metastatic and localized prostate cancer imaging and detection
•	Designed as an improved imaging agent that identifies cancer cells in soft tissue and bone, where current agents are insufficient
MIP-1466 small molecule therapeutic for metastatic prostate cancer and other PSMA-expressing cancers
•	Targets the PSMA antigen with a radioactive payload
•	In preclinical development with evidence of dose-dependent enhanced tumor kill and prolonged survival in animal models of human prostate cancer
•
Investigator-initiated study in Germany of men with late-stage metastatic prostate cancer demonstrated tumor reduction for more than 14 days and a greater than 50% decrease in PSA levels in eight of 14 evaluable patients.

Robert J. Israel, M.D., Progenics' senior vice president of medical affairs and clinical research said, "This is an exciting opportunity to enhance our ability to help patients suffering from prostate cancer, and to add a late-stage, ultra-orphan product candidate to our pipeline. In the coming months, we will work toward integrating our companies and develop an optimal path forward for key programs."

Progenics Acquires Molecular Insight Pharmaceuticals to Expand Oncology-Focused Pipeline

Conference Call and Webcast
Progenics will discuss its acquisition of Molecular Insight in a conference call today at 8:00 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 91616836. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

About Progenics
Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines to treat disease, focusing on cancer and related conditions, with a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

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